EXHIBIT 2

                                  Richard Diehl
                             10270 Old Columbia Road
                                    Suite 100
                            Columbia, Maryland 21046

                                February 18, 2000



Nemetschek AG
Riedenburger Strasse 2
D-81677 Munich
Germany
Attn:    Gerhard Weiss

                  Re:  Support/Voting Agreement

Gentlemen:

                  The undersigned understands that Diehl Graphsoft, Inc. (the "Company") and Nemetschek AG and/or an affiliate thereof (in either case, the "Acquiror") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Acquiror with and into the Company (the "Merger").

                  The undersigned is a stockholder of the Company (the "Stockholder") and is entering into this letter agreement to induce the Acquiror to enter into the Merger Agreement and to consummate the transactions contemplated thereby. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

                  The Stockholder confirms its agreement with the Acquiror as follows:

                  1. The Stockholder represents, warrants and agrees that Schedule A annexed hereto sets forth all the shares of Company Common Stock that the Stockholder and his affiliates (as defined under the Securities Exchange Act of 1934, as amended) are the record or beneficial owner of (the "Shares") and that the Stockholder and his affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule A, free and clear of all liens, charges, encumbrances, voting agreements and commitments of any kind, except as disclosed in Schedule A. Except as set forth in Schedule A, neither the Stockholder nor any of his affiliates own or hold any rights to acquire any additional shares of the capital stock of the Company (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

                  2. The Stockholder agrees that he will not, will not permit any Person controlled by the Stockholder to, and will not permit any of his affiliates to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities


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Nemetschek AG
February 18, 2000
Page 2


convertible therein or any voting rights with respect thereto, other than (i) pursuant to the Merger, or (ii) with the prior written consent of Acquiror; provided, however, that notwithstanding any other provision of this Agreement, the Stockholder is expressly permitted to transfer up to 200,000 shares of Company Common Stock in the aggregate to the individuals listed on Schedule B prior to or concurrent with the Closing; provided, further that concurrently with any such transfer to Messrs. Webster and Flaherty, such parties shall each execute and deliver to Acquiror a Support/Voting Agreement, substantially similar to this Agreement, except that such agreements shall not include the right of Nemetschek to an option for such stock. The Stockholder shall be permitted to (x) vote in favor of any other bona fide written Acquisition Proposal by any other Person that has been recommended by the Company's Board of Directors as contemplated by Section 7.09 of the Merger Agreement, if and only to the extent that, (i) the Company's stockholders meeting with respect to the Merger Agreement shall not have occurred, and (ii) the Company's Board of Directors concludes in good faith (following receipt of the advice of its financial advisor and outside counsel) that (A) such acquisition proposal constitutes a Superior Proposal, and (B) the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (y) subject to the option granted in Paragraph 5 of this letter agreement, sell the Shares in connection with such Acquisition Proposal that constitutes a Superior Proposal.

                  3. The Stockholder agrees to, will cause any Person controlled by the Stockholder to, and will cause his affiliates to, cooperate fully with Acquiror in connection with the Merger Agreement and the transactions contemplated thereby. The Stockholder agrees that he will not, will not permit any Person controlled by the Stockholder to, and will not permit any of his affiliates to, directly or indirectly (including through its officers, directors, employees or other representatives), solicit any inquiries or the making of any proposal with respect to, or negotiate with any other Person with respect to, any Acquisition Proposal with any Person other than Acquiror (a "Competing Transaction"); provided, however, that nothing herein shall prevent the Stockholder from taking any action or omitting to take any action (i) solely as a member of the Board of Directors of the Company required so as not to violate such Stockholder's fiduciary obligations as a director as so advised by outside counsel in writing, or (ii) as directed by the Board of Directors of the Company so long as such direction is not made in violation of any of the terms of the Merger Agreement or any other provision of this letter agreement.

                  4. The Stockholder agrees that all of the Shares beneficially owned by the Stockholder or his affiliates, or over which the Stockholder or any of his affiliates has voting power or control, directly or indirectly (including any common shares of the Company acquired after the date hereof), at the record date for any meeting of stockholders of the Company called to consider and vote to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby will be voted by the Stockholder or his affiliates in favor thereof except as otherwise permitted by the final sentence of Paragraph 2.

                  5. (a) Subject to the terms of this Section 5, the Stockholder hereby grants to Nemetschek an irrevocable option (the "Option") to purchase, in whole but not in part, at the

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Nemetschek AG
February 18, 2000
Page 3


election of Nemetschek, such number of the Stockholder's Shares such that after such exercise, Nemetschek would own not less than 30% of the outstanding common stock of the Company. The purchase price for such shares (the "Purchase Price") shall be paid in cash, with each Share being deemed to have a value equal to the greater of the Merger Consideration (as defined in the Merger Agreement) or the average trading price of the Company Common Stock during the five day period immediately prior to the exercise of the Option, which average shall be reduced by 50% of the difference between the value of the Merger Consideration and such average trading price.

                  (b) Subject to the terms and conditions of this Agreement, if Nemetschek elects to exercise the Option in accordance with Section 5(a) hereof, the Stockholder will, at the closing (as defined in Section 5(c)), sell, transfer, assign and deliver the Stockholder's Shares to Nemetschek, and Nemetschek will acquire, accept, purchase and pay for the Stockholder's Shares.

                  (c) The Option may only be exercised by Nemetschek, in whole but not in part, following the occurrence of a Purchase Event (as defined below); provided, however, that the Option shall terminate upon the earlier of
(i) the Effective Time, (ii) termination of the Merger Agreement in accordance with its terms (other than upon or during the continuance of a Purchase Event), and (iii) three months following any termination of the Merger Agreement upon or during the continuance of a Purchase Event (or, if, at the expiration of such three month period the Option cannot be exercised by reason of any applicable judgment, decree or order, 20 Business Days after such impediment to exercise shall have been removed or shall become final and not subject to appeal) at which time all rights and obligations under this Agreement shall terminate. The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof: (i) the Company shall have entered into an agreement to engage in an Acquisition Proposal; or (ii) the Merger Agreement shall have been terminated by Nemetschek or the Company under circumstances that would entitle Nemetschek to termination fees under the Merger Agreement. In the event Nemetschek wishes to exercise the Option, Nemetschek shall send a written notice (a "Closing Notice") to the Stockholder specifying a place and time (the "Closing Date") between one and ten Business Days inclusive from the date of the Closing Notice for the closing of such purchase (the "Closing").

                  (d) Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of the Stockholder contained herein and in full payment for the Shares, at the Closing, Nemetschek will deliver, or cause to be delivered, to the Stockholder, the Purchase Price to be paid pursuant to Section 5(a). At the Closing, the Stockholder will deliver, or cause to be delivered, to Nemetschek certificates representing such Stockholder's Shares duly endorsed to Nemetschek or accompanied by stock powers duly executed by the Stockholder in blank, together with any necessary stock transfer stamps properly affixed.

                  (e) In the event of any change in the Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, (i) the number and kind of Shares subject to this Section 5 of this


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Nemetschek AG
February 18, 2000
Page 4


Agreement and the purchase price per Share pursuant to the Option shall be appropriately adjusted to reflect changes made in the Company Common Stock so that Nemetschek shall receive, upon exercise of the Option and payment of the Purchase Price, the number and class of shares that Nemetschek would have received in respect of the Shares if the Option had been exercised and the Shares had been issued to Nemetschek immediately prior to such event or the record date therefor, as applicable, and (ii) the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged and such dividends, distributions and shares, as the case may be, shall be paid to Nemetschek at the Closing or promptly following the receipt of such dividend or distribution, if the Closing theretofore shall have occurred.

                  6. The Stockholder has all necessary power and authority to enter into this letter agreement. This letter agreement is the legal, valid and binding agreement of the Stockholder and is enforceable against the Stockholder in accordance with its terms.

                  7. The Stockholder agrees that money damages would be an inadequate remedy for the breach by Stockholder of any term or condition of this letter agreement and that Acquiror shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the agreements set forth herein. This letter agreement will be governed by and constructed in accordance with Maryland law.

                            [SIGNATURE PAGE FOLLOWS]


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Nemetschek AG
February 18, 2000
Page 5


                  This letter agreement may be executed by facsimile signature and in counterparts and may be terminated by Acquiror at any time. Please confirm that the foregoing correctly states the understanding between us by signing and returning a counterpart hereof.


                                             Sincerely,

                                             RICHARD DIEHL


                                             By: /s/ Richard Diehl
                                                 ------------------------------
                                                 Name: Richard Diehl

Confirmed as of the date
first above written:

NEMETSCHEK AG

By:  /s/ Georg Nemetschek
     ---------------------------
     Name:  Nemetschek
     Title: CEO


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                                   Schedule A
                                   ----------



Name                                                      Number of Shares
----                                                      ----------------

Richard Diehl                                                 1,933,055

                                   Schedule B
                                   ----------

Name                                                      Number of Shares
----                                                      ----------------

Donald Webster                                                 70,000
Sean Flaherty                                                  70,000
Other Diehl Graphsoft, Inc. Employees                          60,000